Exhibit 99.1
FOR IMMEDIATE RELEASE
Rentech Announces Record Earnings of 22 Cents per Share for Third Quarter of Fiscal 2009
Company Projects Positive EPS for FY 2009 and Increases Guidance for Consolidated and REMC EBITDA
LOS ANGELES (August 10, 2009) — Rentech, Inc. (NYSE AMEX: RTK) today announced results for its third quarter of fiscal year 2009 ended June 30. The Company also issued new guidance for consolidated earnings per share and increased previously provided financial guidance for the 2009 fiscal year.
For the third quarter of fiscal year 2009 ended June 30, Rentech reported net income applicable to common shareholders of $36.1 million, or $0.22 per share. This compares to a net loss applicable to common shareholders of $7.8 million, or $0.05 per share, for the comparable period in fiscal year 2008.
Rentech reported revenue of $91.4 million for the third quarter of fiscal year 2009, up from $60.4 million for the comparable quarter in the prior year. The increase resulted from higher product pricing and record shipments during the quarter as favorable weather conditions allowed the realization of revenue on significant volumes shipped. Shipments during the second fiscal quarter had been delayed by bad weather.
Rentech projects that its earnings per share will be positive for fiscal year 2009. Rentech is increasing its consolidated EBITDA guidance for fiscal year 2009 to greater than $25 million compared to previous guidance of $15 million. The Company has also increased fiscal year 2009 EBITDA guidance for its wholly-owned nitrogen fertilizer business, Rentech Energy Midwest Corporation (REMC), to greater than $65 million from previous guidance of $65 million. In addition to the strong results for the quarter, factors that the Company considered in increasing guidance included: significant pre-sales of fertilizer products for the remainder of the fiscal year; natural gas prices that are forecasted to remain at lower than budgeted levels; and demand for nitrogen products driven by continued strong prospects for planted corn acreage. EBITDA is a non-GAAP measure. Further explanation of this non-GAAP measure and a computation of consolidated EBITDA and EBITDA at REMC have been included below in this press release.
Selling, general and administrative (SG&A) expenses were $6.0 million for the third quarter of fiscal year 2009, down from $8.3 million for the third quarter of the prior year. Research and development (R&D) expenses for the third quarter of fiscal year 2009 were $7.2 million, down from $15.8 million for the third quarter of the prior year. The decrease in R&D expenses was primarily due to the completion of construction of the Company’s Product Demonstration Unit (PDU) in the prior fiscal year. Current period R&D expenses were attributable to costs associated with operating the PDU, expenses incurred for work on advanced catalysts, catalyst separation from crude wax, process optimization, and product upgrading. R&D expenses for the current period also included a one-time tax accrual of $2.9 million related to the construction of the PDU.
10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Rentech reported revenue of $158.3 million for the nine months ended June 30, 2009, compared to $136.4 million for the comparable period in the prior year. SG&A expenses were $18.7 million for the first nine months of fiscal year 2009, down from $26.1 million for the comparable period in the prior year. R&D expenses for the current period were $16.6 million, down from $53.9 million for the comparable period in the prior year. As noted previously, the decrease was primarily due to the completion of construction of the PDU in the prior fiscal year.
As of June 30, 2009, Rentech had cash and cash equivalents of $38.9 million on a consolidated basis.
Commenting on the third quarter results for fiscal year 2009, Dan Cohrs, Executive Vice President and CFO of Rentech, stated, “We are pleased to report our first profitable quarter ever. The cost reductions we implemented in addition to exceptional management of our fertilizer business have provided us with a foundation from which we can continue to execute on our alternative energy strategy.” Mr. Cohrs continued, “We believe Rentech is well positioned to capture the opportunities that have resulted from the approval of our jet fuel for commercial aviation as well as from the renewable power and low carbon fuel mandates in California.”
The Company will hold a conference call tomorrow, August 11, at 10:00 a.m. PDT at which time Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-926-9801 or 212-231-2903. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 1:00 p.m. PDT on August 11 through 1:00 p.m. PDT on August 18. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21432611.
10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

RENTECH, INC.
Consolidated Statements of Operations
(Stated in Thousands, Except per Share Data)

	For the Three Months		For the Nine Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Total Revenues	$91,417	$60,374	$158,284	$136,368

Cost of Sales	38,850	42,807	99,059	100,605

Gross Profit	52,567	17,567	59,225	35,763

Operating Expenses	13,541	24,544	36,243	88,647

Operating Income (Loss)	39,026	(6,977)	22,982	(52,884)

Total Other Expenses	(2,893)	(811)	(7,760)	(1,153)

Income (Loss) from Continuing Operations before Income Taxes	36,133	(7,788)	15,222	(54,037)

Income tax expense	3	6	18	6

Income (Loss) from Continuing Operations	36,130	(7,794)	15,204	(54,043)

Gain on sale of discontinued operations	2	22	67	61

Net income from discontinued operations	2	22	67	61

Net Income (Loss)	$36,132	$(7,772)	$15,271	$(53,982)

Basic Income (Loss) per Common Share
Continuing operations	$0.22	$(0.05)	$0.09	$(0.33)
Discontinued operations	0.00	0.00	0.00	0.00

Basic Income (Loss) per Common Share	$0.22	$(0.05)	$0.09	$(0.33)

Diluted Income (Loss) per Common Share
Continuing operations	$0.22	$(0.05)	$0.09	$(0.33)
Discontinued operations	0.00	0.00	0.00	0.00

Diluted Income (Loss) per Common Share	$0.22	$(0.05)	$0.09	$(0.33)

Weighted-Average Shares:
Basic	167,258	165,842	166,836	165,233

Diluted	167,551	165,842	167,144	165,233

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

About Rentech, Inc.
Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Company’s Rentech-SilvaGas biomass gasification process can convert multiple biomass feedstocks into synthesis gas (syngas) for production of renewable fuels and power. Combining the gasification process with Rentech’s unique application of proven syngas conditioning and clean-up technology and the patented Rentech Process based on Fischer-Tropsch chemistry, Rentech offers an integrated solution for production of synthetic fuels from biomass. The Rentech Process can also convert syngas from fossil resources into ultra-clean synthetic jet and diesel fuels, specialty waxes and chemicals. Final product upgrading is provided under an alliance with UOP, a Honeywell company. Rentech develops projects and licenses these technologies for application in synthetic fuels and power facilities worldwide. Rentech Energy Midwest Corporation, the Company’s wholly-owned subsidiary, manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate, urea granule, and urea solution in the corn-belt region of the central United States.
Disclosure Regarding Non-GAAP Financial Measures
EBITDA is a presentation of “earnings before interest, taxes, depreciation and amortization.” Management believes that EBITDA (a non-GAAP metric) is a useful indicator of fundamental operating performance. Management believes that EBITDA can help investors meaningfully evaluate operating performance by eliminating the effect of non-cash expenses and non-operating expenses of interest, taxes and depreciation and amortization. We believe that our investor base regularly uses EBITDA as a measure of the operating performance of business. We recommend that investors carefully review the GAAP financial information (including our statement of cash flows) included as part of our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our earnings releases; compare GAAP financial information with the non-GAAP financial results disclosed in our quarterly earnings releases and investor calls, and read the computation below.
Fiscal Year 2009 REMC Projections ($ millions)

Operating Income	Greater than $56.6
Depreciation and Amortization	8.4

EBITDA	Greater than $65.0
Fiscal Year 2009 Consolidated Projections ($ millions)

Operating Income	Greater than $15.5
Depreciation and Amortization	9.5

EBITDA	Greater than $25.0
Safe Harbor Statement
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as expectations about natural gas prices, continued demand for nitrogen products, corn acreage plantings, reductions in expenses, and projections for consolidated and REMC EBITDA as well as earnings per share. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual
10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.
For more information
Please contact Julie Dawoodjee, Vice President of Investor Relations and Communications, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.
10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM